Exhibit 99.1
Bakkt Reports Second Quarter 2022 Results

Quarterly net revenue of $13.6 million, increased 60% year over year
Strong customer activity with digital asset conversion volume up 60% year over year
Available cash and other liquid assets1 of over $315 million provides significant growth capital
Updated revenue and cash usage guidance for 2022 reflects the current macroeconomic environment
Net cash use expected to decline 15-20% in 2H22 versus first half 2022 level, driven by prudent expense management

ALPHARETTA, GA – August 11, 2022 – Bakkt Holdings, Inc. (“Bakkt”) (NYSE BKKT) announced its financial and operational results for the second quarter ended June 30, 2022.

“We are proud of our second quarter performance where we delivered robust revenue growth, with 2Q net revenues up 60% year-over-year, and maintained a strong balance sheet, with over $315 million in available cash and other highly liquid assets” said Gavin Michael, President and CEO. “Our strong platform and compliance-first approach enable us to withstand challenging markets and continue to execute against our roadmap, working closely with our partners to fully integrate our capabilities and help bring them to market.”

Recent Strategic Highlights
•Powering Loyalty: Visa – We signed a strategic alliance with Visa to provide our solutions to Visa's extensive network.
•Crypto Connect: Sullivan Bank – We are continuing to sign up new banks for our crypto capabilities through our previously announced platform partnerships. We are pleased to add our newest partner, Sullivan Bank, and will enable their retail clients to buy, sell and hold cryptocurrency within their existing, trusted banking environment. Our secure, stable, regulated and trusted platform provides simple access to crypto for a growing number of consumers.
•Crypto Platform: Mayor of Miami – We are engaged with the Mayor of Miami to explore opportunities to activate Miami’s crypto ecosystem. We will partner with the Mayor on various use cases including Bakkt® Crypto Payout.

Second Quarter Financial Highlights (unaudited)

	Successor	Predecessor	Increase / (decrease)
$mm's	2Q22	2Q21
Net revenues	$13.6	$8.5	60%
Operating expenses	57.1	39.8	43%
Operating loss	$(43.6)	$(31.3)	(39)%
Net loss	$(27.6)	$(31.9)	13%
Adjusted EBITDA (non-GAAP)	$(29.6)	$(24.9)	(19)%

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1 Includes other highly liquid assets such as Treasury bills and notes; excludes restricted cash

•Transacting accounts of 681,000 increased 10% year-over-year. Digital asset conversion volume of $205 million increased 60% year-over-year due to strong loyalty redemption growth, led by increased travel activity.
•Net revenue of $13.6 million increased 60% year-over-year, primarily driven by strong transaction revenue growth from loyalty redemption.
•Operating expense of $57.1 million increased 43% year-over-year, primarily driven by increased noncash compensation expense.
•Adjusted EBITDA (non-GAAP) of $(29.6 million) decreased 19% year-over-year, primarily due to higher operating expenses.

Updated Guidance for 20222

•Net revenue expected to grow to $57 million - $62 million in 2022, an increase of approximately 45% to 60% compared to $27.9 million in Predecessor from 1/1/21-10/14/21 and $11.5 million in Successor from 10/15/21-12/31/21 (or 2021 Combined net revenue of $39.4 million).
◦Prior 2022 guidance of $60 million - $80 million.
◦Updated guidance due to elongated crypto decision timelines given current market environment and summer air travel supply constraints.
◦Assumes macro environment that supports strong merchandise loyalty redemption volume in the seasonally strong fourth quarter.
•Expect to use $135 million - $140 million of cash during 2022 as we continue to work to execute on our roadmap.
◦Prior 2022 guidance of $150 million - $170 million.
◦We used approximately $76 million of cash in the first half of 2022.
◦Updated outlook reflects an approximate 15% to 20% reduction in the second half of 2022 from levels in the first half of the year, driven by prudent expense management, while continuing to deliver on our roadmap.
•Strong available liquidity, with approximately $315 million of available cash and other liquid assets1 as of June 30, 2022.
•We expect to continue to invest in growing the business, and therefore expect to recognize quarterly net losses during 2022.

Webcast and Conference Call Information
Bakkt will host a conference call at 9:00AM ET, August 11, 2022. The live webcast of Bakkt’s earnings conference call can be accessed at https://investors.bakkt.com, along with the earnings press release and accompanying slide presentation. Investors and analysts interested in participating in the call are invited to dial (844) 200-6205 or (646) 904-5544, and reference participant access code 262063 approximately ten minutes prior to the start of the call. A replay will be available promptly after the call and can be accessed by dialing (866) 813-9403 and entering the access code 733268. The replay will be available through September 10, 2022.

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2 Guidance assumes no further significant disruptions from COVID-19 pandemic; potential acquisitions and other significant opportunities are not included in this guidance. See disclaimers for more information regarding forward-looking statements, which includes all guidance provided herein

About Bakkt
Bakkt is a digital asset platform that unlocks crypto and drives loyalty to create delightful, connected experiences for a broad range of clients. Bakkt’s platform, available through the Bakkt App and to partners, amplifies consumer spending and bolsters loyalty programs, adding value for all key stakeholders within the Bakkt payments and digital assets ecosystem. Launched in 2018, Bakkt is headquartered in Alpharetta, GA. For more information, visit: https://www.bakkt.com/ | Twitter @Bakkt | LinkedIn
https://www.linkedin.com/company/bakkt/

Bakkt-E
Source: Bakkt Holdings, Inc.

Contacts

Investor Relations
Ann DeVries, Head of Investor Relations
Ann.DeVries@bakkt.com

Media
Lauren Post, Head of Communications
Lauren.Post@bakkt.com

Basis of Presentation
“Predecessor” information represents the results of Bakkt Holdings, LLC prior to the business combination with VPC Impact Acquisition Holdings (VIH), which closed on October 15, 2021. “Successor” information represents the results of Bakkt Holdings, Inc. from the date the business combination closed through the end of the applicable period. “Combined” information represents the combination of Predecessor and Successor for the applicable period. Bakkt has provided the Combined information as management uses such information when evaluating the company’s results for periods that straddle the closing of the business combination. Combined information has not been calculated in accordance with generally accepted accounting principles (“GAAP”).

Note on Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements regarding Bakkt’s guidance, plans, objectives, expectations and intentions with respect to future operations, products, services and the application of Bakkt’s available cash, among others. Forward-looking statements can be identified by words such as “will,” “likely,” “expect,” “continue,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “projection,” “outlook,” “grow,” “progress,” “potential” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Bakkt’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Bakkt’s control. Actual results and the timing of events may differ materially from the results anticipated in such forward-looking statements. You are cautioned not to place undue reliance on such forward-looking statements. Such forward-looking statements relate only to events as of the date on which such statements are made and are based on information available to us as of the date of this press release. Unless otherwise required by law, we undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events.
The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in such forward-looking statements: (i) risks related to disruption of management time from ongoing business operations due to post-closing business combination matters; (ii) the impact of the ongoing COVID-19 pandemic; (iii) changes in the markets in which Bakkt competes, including with respect to its competitive landscape, technology evolution or regulatory changes; (iv) changes in the markets that Bakkt targets; (v) risk that Bakkt may not be able to execute its growth strategies, including identifying and executing acquisitions; (vi) risks relating to data security; and (vii) risk that Bakkt may not be able to develop and maintain effective internal controls. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the heading “Risk Factors” in Bakkt’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Definitions
Digital asset conversion volume: Dollar value of transaction volume across loyalty redemption, crypto buy/sell and gift card purchases
Transacting accounts: Unique accounts that perform transactions on the Bakkt platform each month

Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP financial measure, which we define as earnings before interest, income taxes, depreciation, amortization and certain non-cash and/or non-recurring items that do not contribute directly to our evaluation of operating results. Adjusted EBITDA provides management with an understanding of earnings before the impact of investing and financing transactions and income taxes, and the effects of aforementioned items that do not reflect the ordinary earnings of our operations. This measure may be useful to an investor in evaluating our performance. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or other performance measures derived in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly tied measures used by other companies.
In addition to the items above, Adjusted EBITDA as a non-GAAP financial measure also excludes interest income (expense) and other income (expense), and income tax (expense) benefit, as these items are not components of our core business operations.
Non-GAAP financial measures like Adjusted EBITDA have limitations, should be considered as supplemental in nature and are not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

•share-based and unit-based compensation expense, including changes in the fair value of our participation unit liability, which has been excluded from Adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations, has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•changes in the fair value of our warrant liability, which in any specific period may not directly correlate to the underlying performance of our business operations, and do not necessarily reflect future cash outlays as the liability is measured at each reporting date;
•the intangible assets being amortized, and property and equipment being depreciated, may have to be replaced in the future, and the non-GAAP financial measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or other capital commitments; and
•non-GAAP measures do not reflect changes in, or cash requirements for, our working capital needs.

Because of these limitations, Adjusted EBITDA should be considered alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Reconciliation of GAAP Net Income / (Loss) to Non-GAAP Adjusted EBITDA ($ in millions) (unaudited)

	Successor	Predecessor
	2Q22	2Q21
Net loss	$(27.6)	$(31.9)
Depreciation and amortization	6.1	3.0
Interest (income) expense	(0.2)	0.1
Income tax (benefit) expense	(5.1)	0.2
EBITDA	$(26.8)	$(28.6)

Acquisition-related transaction costs	0.2	2.5
Share-based and unit-based compensation expense	7.1	1.3
(Gain) from change in fair value of warrant liability	(10.3)	—
ICE transition services expense	0.3	—
Adjusted EBITDA	$(29.6)	$(24.9)

Consolidated Balance Sheet ($ in millions)

	Successor
	As of 6/30/22 (Unaudited)	As of 12/31/21
Assets
Current Assets:
Cash and cash equivalents	$126.8	$391.4
Restricted cash	16.5	16.5
Customer funds	0.6	0.6
Available-for-sale securities	188.7	0.0
Accounts receivable, net	21.8	18.1
Prepaid insurance	23.6	32.2
Safeguarding asset for cryptoassets	147.1	0.0
Other current assets	7.7	4.8
Total current assets	532.8	463.5
Property, equipment and software, net	21.3	6.1
Goodwill	1,527.1	1,527.1
Intangible assets, net	377.7	388.5
Deposits with clearinghouse, noncurrent (affiliate in Predecessor period)	15.2	15.2
Other assets	24.1	13.9
Total assets	$2,498.1	$2,414.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$65.6	$64.1
Customer funds payable	0.6	0.6
Deferred revenue, current	4.1	4.6
Due to related party (affiliate in Predecessor period)	0.6	0.6
Safeguarding obligations for cryptoassets	147.1	0.0
Other current liabilities	2.1	3.7
Total current liabilities	220.1	73.6
Deferred revenue, noncurrent	3.9	4.8
Warrant liability	4.7	17.4
Deferred tax liabilities, net	22.4	11.6
Other noncurrent liabilities	22.4	12.7
Total liabilities	273.5	120.1
Stockholders’ equity
Class A common stock ($0.0001 par value, 750,000,000 shares authorized, 75,343,724 shares issued and outstanding as of 6/30/22 and 57,164,388 shares issued and outstanding as of 12/31/21)	0.0	0.0
Class V common stock ($0.0001 par value, 250,000,000 shares authorized; 188,438,938 shares issued and outstanding as of 6/30/22 and 206,271,792 shares issued and outstanding as of 12/31/21)	0.0	0.0
Additional paid-in capital	718.6	566.8
Accumulated other comprehensive (loss)	(0.1)	(0.1)
Accumulated deficit	(109.4)	(98.3)
Total stockholders’ equity	609.1	468.4
Noncontrolling interest	1,615.6	1,825.8
Total equity	2,224.7	2,294.2
Total liabilities and stockholders’ equity	$2,498.1	$2,414.3

Consolidated Statement of Operations ($ in millions) (unaudited)

	Successor	Predecessor
	2Q22	2Q21
Revenues:
Net revenues (includes related party net revenues of $14 and affiliate net revenues of $(17), respectively)	$13.6	$8.5
Operating expenses:
Compensation and benefits	34.2	19.9
Professional services	1.9	0.8
Technology and communication	4.2	3.9
Selling, general and administrative	9.8	9.0
Acquisition-related expenses	0.2	2.5
Depreciation and amortization	6.1	3.0
Related party expenses (affiliate in Predecessor period)	0.3	0.5
Other operating expenses	0.5	0.3
Total operating expenses	57.1	39.8
Operating loss	(43.6)	(31.3)
Interest income (expense), net	0.2	(0.1)
Gain from change in fair value of warrant liability	10.3	—
Other income (expense), net	0.4	(0.3)
Loss before income taxes	(32.7)	(31.7)
Income tax benefit (expense)	5.1	(0.2)
Net loss	(27.6)	(31.9)
Less: Net loss attributable to noncontrolling interest	(23.7)
Net loss attributable to Bakkt Holdings, Inc.	$(3.9)

Net loss per share attributable to Bakkt Holdings, Inc.
Class A common stockholders per share:
Basic	$(0.05)
Diluted	$(0.05)